Exhibit 99.1

Contacts:

Ann Cain	Lisa Peterson
Strategic Communications Director	Chief Financial Officer
972-371-1748	972-371-1454
acain@carreker.com	lpeterson@carreker.com

Carreker Corporation Hires Suzette Massie, Long-Time Accenture Partner in Financial Services, to Lead Global Payments Consulting

Buglioli Takes on Strategic Payments Sales Role; President and COO Hansen to Leave Company

DALLAS, TEXAS (December 8, 2004) — Carreker Corporation (Nasdaq: CANI), a leading provider of technology and consulting solutions for the financial industry, today announced that Suzette Massie will join the company on December 15, 2004, as President of Global Payments Consulting (GPC).  Massie has been a partner in Accenture’s Financial Services practice for the past four years of her fourteen-year career with the company.

Massie’s joining the company allows Lou Buglioli, who has been providing leadership to the GPC business since June 2004, to assume a new strategic payments sales leadership role, synergizing the offerings of Carreker’s payments consulting and technology businesses and increasing the value provided to clients.

J. D. (Denny) Carreker, chairman and chief executive officer, Carreker Corporation, said, “We are extremely pleased to bring on a leader of Suzette’s caliber and experience.  As our Global Payments Consulting grows in value to clients and importance to our company, her broad experience and deep expertise will provide the guidance and leadership we need for the next stage of growth.  At the same time, this allows us to leverage Lou’s expertise and sales capabilities across our consulting and technology businesses.”

At Accenture, Massie’s areas of expertise matched Carreker’s consulting offerings:  Payments, Back Office, Branch Technologies, Treasury and Customer Servicing for Retail and Commercial Banking.  Her clients included most of the top 10 banks in North America and many regional banks.  She supported them in strategy planning, product design and development, customer service, and M&A.  Suzette is well known as a speaker at banking industry forums and a contributor to banking publications.

Mike Hansen, who has been president and chief operating officer of the company since December 2001, has chosen to leave the company.  Denny Carreker will assume the title of president, effective December 10, 2004.

Said Carreker, “We greatly appreciate the many contributions Mike has made during his tenure, and we wish him the very best in his career.”

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

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